As filed with the Securities and Exchange Commission on July 24, 2000
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        MAIN STREET AND MAIN INCORPORATED
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                                             11-2948370
-------------------------------                           ----------------------
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                           Identification number)

                        5050 NORTH 40TH STREET, SUITE 200
                             PHOENIX, ARIZONA 85018
                                 (602) 852-9000
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

         BART A. BROWN, JR.                                    COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER                     ROBERT S. KANT, ESQ.
  5050 NORTH 40TH STREET, SUITE 200                      JERE M. FRIEDMAN, ESQ.
       PHOENIX, ARIZONA 85018                            GREENBERG TRAURIG, LLP
           (602) 852-9000                                ONE EAST CAMELBACK ROAD
(Name, address, including zip code,                      PHOENIX, ARIZONA 85012
  and telephone number, including                            (602) 263-2300
  area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF        AMOUNT TO BE         OFFERING           AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED      PRICE PER SHARE(1)   OFFERING PRICE   REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
Rights to purchase shares
  of common stock(2)........   4,011,740 rights           --                 --                --
Common stock................   4,011,740 shares        $2.9063         $11,659,319.00      $3,078.06
=======================================================================================================

(1) Calculated for purposes of this offering under Rule 457(g) and Rule 457(c) of the Securities Act of 1933, as amended, using the average of the high and low sales prices for the Common Stock of Main Street and Main Incorporated as reported on the Nasdaq National Market on July 20, 2000.
(2) Evidencing non-transferable rights to purchase shares of common stock. Pursuant to Rule 457(g), no separate registration fee is required because the rights are being registered in the same registration statement as the common stock underlying the rights.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THIS OFFERING IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, AND IT IS NOT SOLICITING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 24, 2000

PROSPECTUS

                        4,011,740 SHARES OF COMMON STOCK

                        MAIN STREET AND MAIN INCORPORATED

     Main Street and Main Incorporated is conducting a rights offering. We are distributing rights to purchase our common stock to each person that owned shares of our common stock at the close of business on July 31, 2000. During this rights offering, we may issue up to 4,011,740 shares of common stock.

     You will receive one non-transferable subscription right for each 2.5 shares of common stock that you owned on July 31, 2000. Your subscription rights will be aggregated for all of the shares that you owned on that date and then rounded down to the nearest whole number, so that you will not receive any fractional rights. The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Mountain Daylight Savings Time, on __________, 2000. Each subscription right entitles you to purchase one share of common stock at a purchase price of $___ per share. If you exercise all of your subscription rights, you also may have the opportunity to purchase additional shares at the same purchase price.

                                                                   PROCEEDS TO
                                           SUBSCRIPTION PRICE    OUR COMPANY(1)
                                           ------------------    ---------------
Per Share...............................     $                   $
                                             --------------      ---------------
Total...................................     $                   $
                                             --------------      ---------------

----------
(1) Before deducting expenses associated with this offering, which we will pay. We estimate these expenses will total approximately $_______.

     The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on any stock exchange or trading market.

     Four of our five directors have advised us that they intend to exercise their basic subscription privileges in full. Three of these directors have further advised us that they intend to exercise their over-subscription privileges for at least an additional __________ shares of common stock. Accordingly, we expect to receive gross proceeds of at least $5.75 million.

     Our common stock is traded on the Nasdaq National Market under the symbol "MAIN." On July 21, 2000, the last sale price of our common stock as reported on Nasdaq was $2.88 per share.

     SEE "RISK FACTORS," BEGINNING ON PAGE 12, FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE EXERCISING YOUR RIGHTS TO BUY SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS __________, 2000

                                TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------

Statement Regarding Forward-Looking Statements...........................   2
Summary..................................................................   3
  Our Company............................................................   3
  Recent Developments....................................................   4
  Questions and Answers About the Rights Offering........................   6
  Summary Consolidated Financial Data....................................  10
  Summary Historical and Pro Forma Financial Information.................  11
Risk Factors.............................................................  12
  Risks Related to Our Business..........................................  12
  Risks Related to Our Common Stock......................................  18
  Risks Related to the Rights Offering...................................  19
Use of Proceeds..........................................................  20
Capitalization...........................................................  21
Unaudited Pro Forma Condensed Consolidated Financial Information.........  22
The Rights Offering......................................................  27
Important................................................................  34
Federal Income Tax Considerations........................................  34
If You Have Questions....................................................  35
Description of Securities................................................  36
Determination of Offering Price..........................................  37
Plan of Distribution.....................................................  37
Legal Opinions...........................................................  37
Experts..................................................................  37
Where You Can Obtain Additional Information..............................  38

                                   ----------

                 STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     THE STATEMENTS CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF APPLICABLE SECURITIES LAWS. FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING OUR "EXPECTATIONS," "ANTICIPATION," "INTENTIONS," "BELIEFS," OR "STRATEGIES" REGARDING THE FUTURE. FORWARD-LOOKING STATEMENTS ALSO INCLUDE STATEMENTS REGARDING OUR REVENUE, MARGINS, EXPENSES, AND EARNINGS ANALYSIS FOR FUTURE PERIODS; FUTURE RESTAURANT OPERATIONS AND NEW RESTAURANT ACQUISITIONS OR DEVELOPMENT; THE RESTAURANT INDUSTRY IN GENERAL; AND LIQUIDITY AND ANTICIPATED CASH NEEDS AND AVAILABILITY. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO US AS OF THE DATE OF THIS PROSPECTUS, AND WE ASSUME NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE THE FACTORS DISCUSSED UNDER THE HEADING "RISK FACTORS."

                                    SUMMARY

     THE FOLLOWING SUMMARY PROVIDES INFORMATION ABOUT OUR COMPANY AND THIS RIGHTS OFFERING. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS. YOU SHOULD CAREFULLY REVIEW THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF ANY CURRENTLY OUTSTANDING OR AUTHORIZED STOCK OPTIONS OR WARRANTS.

                                   OUR COMPANY

     We are the world's largest franchisee of T.G.I. Friday's restaurants, currently owning 53 and managing six T.G.I. Friday's restaurants. We also own six Redfish Looziana Roadhouse & Seafood Kitchen restaurants and two Bamboo Club restaurants.

     T.G.I. Friday's restaurants are full-service, casual dining establishments featuring a wide selection of freshly prepared, popular foods and beverages served by well-trained, friendly employees in relaxed settings. Our T.G.I. Friday's restaurants that were open during all of fiscal 1999 generated an average of approximately $3.1 million of annual revenue. Alcoholic beverage sales in fiscal 1999 accounted for approximately 24.4% of revenue. Menu prices range from $6 to $17 for beef, chicken, and seafood entrees; $6 to $10 for pizzadillas, pasta, wrappers, and oriental and southwestern specialty items; $4 to $9 for salads, sandwiches, and burgers; and $3 to $10 for appetizers and soups.

     T.G.I. Friday's restaurants have been in operation for 35 years. We develop and operate our T.G.I. Friday's restaurants according to specified standards established by the T.G.I. Friday's franchisor. We believe that the uniform development and operating standards of the T.G.I. Friday's system facilitate the efficiency of our restaurants and afford us significant benefits, including the brand-name recognition and goodwill associated with T.G.I. Friday's restaurants.

     Redfish Looziana Roadhouse & Seafood Kitchen restaurants are full-service, casual dining restaurants that feature a broad selection of New Orleans style fresh seafood, Creole and Cajun cuisine, and traditional southern dishes, as well as a "VooDoo" style lounge, all under one roof. The restaurants offer unique, freshly prepared food that is served quickly and efficiently in a fun-filled New Orleans atmosphere. Each Redfish restaurant's VooDoo lounge features a unique atmosphere decorated with an eclectic collection of authentic New Orleans artifacts, signs, and antiques. Local bands and, occasionally, national touring acts present live rhythm and blues music on weekends. Redfish restaurants are open for lunch and dinner seven days a week from 11 a.m. until 2 a.m.

     Bamboo Club restaurants are full-service, fine dining restaurants that feature an extensive and diverse menu of innovative and tantalizing Pacific Rim cuisine. Bamboo Club restaurants use fresh ingredients and premium herbs and spices in creative combinations to serve high-quality, delicious food and beverages that deliver a unique combination of delicious taste, eye-appealing color, appetizing aroma, and delightful texture. The entire Bamboo Club concept has been designed to deliver a consistent and enjoyable dining experience to each guest in an elegant, upscale atmosphere. The restaurants feature a modern decor that provides a dramatic yet comfortable impression, with food and beverages prepared and served by a highly trained and skilled staff.

     Of our 61 currently owned restaurants, we acquired 32 and developed 29. The following table shows, as of July 21, 2000, information regarding the number of restaurants in each state in which we operate.

                            OWNED            MANAGED        OWNED   OWNED BAMBOO
     STATE             T.G.I. FRIDAY'S   T.G.I. FRIDAY'S   REDFISH      CLUB
     -----             ---------------   ---------------   -------      ----
     Arizona.........         9                 --            --          2
     California......        33                  5             1         --
     Colorado........        --                 --             1         --
     Illinois........        --                 --             2         --
     Kansas..........         3                 --            --         --
     Louisiana.......        --                 --            --         --
     Missouri........         2                 --            --         --
     Nevada..........         4                 --            --         --
     New Mexico......         1                 --            --         --
     Ohio............        --                 --             2         --
     Texas...........         1                  1            --         --
                            ---                ---           ---        ---
        Totals               53                  6             6          2

     We own the exclusive rights to develop additional T.G.I. Friday's restaurants in several territories in the western United States. We plan to develop additional T.G.I. Friday's restaurants in our existing development territories, in which we are required to open 37 additional restaurants by December 31, 2003. Our strategy is to

     * capitalize on the brand-name recognition and goodwill associated with T.G.I. Friday's restaurants;

     *    expand our restaurant operations through

          * the development of additional T.G.I. Friday's restaurants in our existing development territories,

          *    the   development   of   additional   Redfish   and  Bamboo  Club
               restaurants, and

          * the acquisition or development of restaurants operating under other restaurant concepts; and

     * increase our profitability by continuing to enhance the dining experience of our guests and improving operating efficiencies.

We may explore opportunities to franchise the Redfish and Bamboo Club concepts to third parties in the future.

     Our principal executive offices are located at 5050 North 40th Street, Suite 200, Phoenix, Arizona 85018, and our telephone number is (602) 852-9000. As used in this prospectus, the terms "we," "our," "us," or "Main Street" refers to Main Street and Main Incorporated and its subsidiaries and operating divisions.

                               RECENT DEVELOPMENTS

ACQUISITION OF BAMBOO CLUB RESTAURANTS

     On July 21, 2000, we acquired the business and substantially all of the assets of two Bamboo Club restaurants operated by two Arizona corporations owned by a sole shareholder. As part of the acquisition, we also acquired the right, title and interest under, in and to the "Bamboo Club" name and restaurant concept. The two Bamboo Club restaurants are located in Phoenix and Scottsdale, Arizona. The restaurants offer specialty Pacific Rim cuisine in an upscale atmosphere. We paid a cash purchase price of approximately $12,000,000, which consisted of approximately $3,273,000 for the operating assets and $8,727,000 for the rights and title to the "Bamboo Club" and restaurant concept.

     We financed the acquisition with approximately $7.0 million from available cash resources and $5.0 million of short-term debt from one of our lenders. The short-term debt matures on December 31, 2000, but if we complete this rights offering prior to that date we must use the first $5.0 million of proceeds from this offering to repay the debt. John F. Antioco, our Chairman of the Board, and Bart A. Brown, Jr., our President and Chief Executive Officer, each have personally guaranteed the $5.0 million of short-term debt.

     We intend to continue to operate the existing Bamboo Club restaurants, and we currently are developing plans to expand the Bamboo Club concept by opening additional restaurants. We currently do not have definitive plans with respect to the number and timing for any new Bamboo Club restaurants that we may develop. We also may explore opportunities to franchise the Bamboo Club concept to third parties in the future.

THE BAMBOO CLUB CONCEPT

     Bamboo Club restaurants are full-service, fine dining restaurants that feature an extensive and diverse menu of innovative and tantalizing Pacific Rim cuisine. Bamboo Club restaurants use fresh ingredients and premium herbs and spices in creative combinations to serve high-quality, delicious food and beverages that deliver a unique combination of delicious taste, eye-appealing color, appetizing aroma, and delightful texture. The entire Bamboo Club concept has been designed to deliver a consistent and enjoyable dining experience to each guest in an elegant, upscale atmosphere. The restaurants feature a modern decor that provides a dramatic yet comfortable impression, with food and beverages prepared and served by a highly trained and skilled staff.

     Bamboo Club restaurants are open for lunch and dinner, with hours of 11:30 a.m. to midnight Sunday through Thursday and 11:30 a.m. to 1:00 a.m. on Friday and Saturday. The kitchen remains open until 11:00 p.m. Sunday through Thursday and until midnight on Friday and Saturday to accommodate guests who prefer to dine late. Bamboo Club restaurants take reservations and can serve large parties or groups.

MENU

     Bamboo Club restaurants feature a menu of more than 80 items inspired by the diverse and exotic cuisines found in locations such as Bangkok, Canton, Singapore, Seoul, Hong Kong, Indonesia, Hawaii, and other Pacific Rim cities and provinces. The menu includes the following styles of dishes, with a few samples listed below each category:

*    Big Bamboo's Favorites
     *    Orange Scallops or Shrimp on Crispy Spinach
     *    Lemon Grass Chicken, Beef, Shrimp or Scallops
     *    Maui Volcano Beef on a Broccoli Island
     *    Dr. Kate's Honey Garlic Ribs
     *    Bamboo Beijing Duck with Asian Pancakes

*    Steamed
     *    Steamed Salmon or Chicken and Broccoli in a Black Bean & Garlic Sauce
     *    Steamed Whole Red Snapper with Ginger and Lite Soya

*    Woked
     *    Bangkok Shrimp with Bamboo Shoots and Mushrooms
     *    Beef or Chicken with Asparagus in Black Bean Sauce
     *    Hawaiian Macadamia Nut Chicken
     *    Woked Vietnamese Beef or Shrimp and Chicken

*    Sizzled
     *    Crispy Whole Red Snapper with Ginger and Green Onion Infused Oil
     *    Hawaiian Sweet and Sour Pineapple Chicken

*    Barbecued
     *    BBQ Pork with Hot Mustard
     *    BBQ Long Spare Ribs Cantonese Style
     *    Mixed BBQ Platter Hong Kong Style

*    Deep Fried
     *    Coconut Shrimp with Honey Mustard Sauce
     *    Chicken and Vegetable Spring Rolls Vietnamese Style

*    1 1/2 lb. Live Lobster
     *    Saigon Lobster with Lemon Grass
     *    Szechuan Style Lobster Flambe

*    Vegetarian
     *    Kim Chi - Korean Spicy Cabbage
     *    Three Kinds of Woked Mushrooms

*    Noodled

     *    Pad Thai - Thai Rice Noodles with Chicken and Shrimp
     *    Cantonese Noodles with Shrimp and Chicken
     *    Korean Style Beef or Chicken on Crispy Rice Noodle

*    Grilled
     *    Korean Garlic Steak with Roasted Garlic and Charred Onion
     *    Sizzling Benihana Steak on Seasonal Vegetables
     *    Teriyaki Steak with Bean Sprouts and Mushrooms

*    Salad
     *    Spicy Crackling Calamari Salad
     *    BBQ Duck Salad with Spinach in a Plum Mustard Dressing
     * Thai Spicy Beef Salad with Greens and Crispy Rice Noodles with Spinach and Basil

*    Fried Rice
     *    Club Special  Fried Rice with Shrimp,  Pork and Chicken in a Pineapple
          Boat

     Each Bamboo Club restaurant also features a full-service bar that serves a variety of popular drinks and liquors, such as martinis and tropical drinks, as well as traditional mixed beverages, fine wines, a wide selection of popular Asian and domestic beers, and fine cigars.

     Menu prices range from $6 to $10 for salads; $5 to $10 for appetizers; and $10 to $29 for entrees. The average guest check is approximately $25 per person. Alcoholic beverage sales account for approximately 25% to 30% of total revenue, depending on the time of year. Take-out orders represent approximately 5% of total revenue. In addition, sales through a third-party delivery service represent approximately 2.8% of total revenue.

RESTAURANT LAYOUT AND STAFFING

     Bamboo Club restaurants have been designed to create a dramatic impression in an atmosphere that is both spacious and intimate. The restaurants' decor features artful lighting, dramatic murals, an eclectic mix of background music, and a general color theme of black, copper, and bamboo to create a "hip," exotic feeling of warmth and color.

     The restaurants also feature an "exhibition kitchen" adjacent to the seating area, where diners can watch highly skilled wok chefs prepare and serve the restaurants' appetizers and entrees. Most dishes are prepared and served within five to ten minutes from the time when the order is placed.

     The two existing Bamboo Club restaurants are located in high-traffic retail shopping environments. Each restaurant contains approximately 5,400 square feet of space in leased facilities, excluding patio areas. Each of these restaurants feature indoor seating and bar area seating for a total of approximately 200 guests, which does not include outdoor patio seating.

     Bamboo Club restaurants have developed an extensive program to train and motivate restaurant employees. The Bamboo Club serving staff are professional, friendly, highly skilled, and knowledgeable about the restaurant's cuisine and menu selections. Servers are trained to make suggestions or recommendations for new or different menu items or combinations that patrons might try, which helps each guest to enjoy a memorable dining experience.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A RIGHTS OFFERING?

     A rights offering is an opportunity for our stockholders to purchase additional shares of common stock at a fixed price to be determined before the rights offering begins and in an amount proportional to the stockholders' existing interests. This rights offering enables our company to raise additional capital while enabling you to maintain your current percentage ownership in our company.

WHAT IS A SUBSCRIPTION RIGHT?

     We are distributing to you, at no charge,  one subscription right for every
2.5 shares of common stock that you owned on July 31, 2000. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive down to the nearest whole number. Each subscription right entitles you to purchase one share of common stock for $_____. When you "exercise" a subscription right, you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anybody else; only you can exercise them.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

     The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $___.

WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

     We do not expect that all of our stockholders will exercise all of their basic subscription rights. By extending over-subscription privileges to our stockholders, we are providing stockholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares that are not purchased by other stockholders through the exercise of their basic subscription privileges. The over-subscription privilege entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock not acquired by other holders of rights at the same subscription price of $__ per share.

WHAT ARE THE LIMITATIONS ON THE OVER-SUBSCRIPTION PRIVILEGE?

     We will issue a maximum 4,011,740 shares of common stock in this rights offering. The number of shares available for over-subscription privileges will be 4,011,740 minus the number of shares purchased upon exercise of all basic subscription privileges. If sufficient shares are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares available, we will allocate the available shares among stockholders that over-subscribed in proportion to the number of shares purchased by those over-subscribing stockholders through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their over-subscription privileges that have subscribed for additional shares in proportion to the number of shares purchased by that group of over-subscribing stockholders through the basic subscription privilege. See "The Rights Offering - Over-Subscription Privilege" for a more detailed explanation of how we will make this allocation. In certain circumstances, however, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges, even if we have shares available.

WHY ARE WE ENGAGING IN A RIGHTS OFFERING?

     We are offering the subscription rights to our current stockholders in order to raise approximately $_____ million in additional capital. We need additional funds to repay short-term debt that we incurred in connection with the acquisition of our Bamboo Club restaurants, as well as for working capital purposes and to improve our liquidity. Instead of selling additional shares of common stock to outside parties, our Board of Directors has chosen to give you the opportunity to buy more shares and provide us with additional capital. Of course, we cannot assure you that we will not need to seek additional financing in the future.

HOW MANY SHARES MAY I PURCHASE?

     You will receive one subscription right for every 2.5 shares of common stock that you owned on July 31, 2000. We will not distribute fractional subscription rights, but will round the number of subscription rights you receive down to the nearest whole number. Each subscription right entitles you to purchase one share of common stock for $___. If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the attached subscription certificate, you may request to purchase as many additional shares as you wish for $___ per share. We may honor all of the over-subscription requests, but if not, you may not be able to purchase as many shares as you requested on your subscription certificate. Subject to state securities laws and regulations, we have the discretion to issue fewer than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

HOW DID WE ARRIVE AT THE OFFERING PRICE PER SHARE?

     Our Board of Directors considered several factors in determining the price at which a share of common stock may be purchased in this rights offering. These factors include the historic and current market price of the common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price.

HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

     You must properly complete the attached subscription certificate and deliver it to the Subscription Agent before 5 p.m., Mountain Daylight Savings Time, on _______________, 2000. The address for the Subscription Agent is on page __. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase.

HOW LONG WILL THE RIGHTS OFFERING LAST?

     You will be able to exercise your subscription rights only during a limited period. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE 5 P.M., MOUNTAIN DAYLIGHT SAVINGS TIME, ON ___________________, 2000, YOUR SUBSCRIPTION RIGHTS WILL EXPIRE. We may, in our discretion, extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date will similarly be extended.

AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND?

     No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $____ per share.

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

     The exercise of your subscription rights involves certain risks. Exercising your subscription rights means buying additional shares of our common stock, and you should carefully consider this investment as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors."

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

     You will retain your current number of shares of common stock in our company even if you do not exercise your subscription rights. However, if other stockholders exercise their subscription rights and you do not exercise your basic subscription privilege in full, your percentage ownership interest in our company will diminish, and your relative voting rights and economic interests will be diluted.

CAN I SELL OR GIVE AWAY MY SUBSCRIPTION RIGHTS?

     No.

MUST I EXERCISE ANY SUBSCRIPTION RIGHTS?

     No.

WHAT ARE THE FEDERAL  INCOME TAX  CONSEQUENCES  OF  EXERCISING  MY  SUBSCRIPTION
RIGHTS?

     The receipt and exercise of your subscription rights are intended to be nontaxable. You should seek specific tax advice from your personal tax advisor.

WHEN WILL I RECEIVE MY NEW SHARES?

     If you purchase shares of common stock through this rights offering, you will receive certificates representing those shares as soon as practicable after ______________, 2000. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription privilege in order to comply with state securities laws.

CAN WE CANCEL THE RIGHTS OFFERING?

     Yes. Our Board of Directors may cancel the rights offering at any time on or before ___________, 2000, for any reason. If we cancel this rights offering, we will promptly refund any money that we received from stockholders, without interest.

HOW MUCH MONEY WILL MAIN STREET AND MAIN INCORPORATED RECEIVE FROM THE RIGHTS OFFERING?

     Our gross proceeds from the rights offering will depend on the number of shares that are purchased. If we sell all 4,011,740 shares that may be purchased upon exercise of the rights offered by this prospectus, then we will receive proceeds of $__________, before deducting expenses payable by us. We estimate that those expenses will be $________. Since four of our directors have advised us that they intend to exercise their basic subscription privileges in full and three of those directors have further advised us that they intend to exercise their respective over-subscription privileges for at least an additional _______ shares of common stock, we expect to receive proceeds of at least $5.75 million from the rights offering, before deducting expenses.

HOW WILL WE USE THE PROCEEDS FROM THE RIGHTS OFFERING?

     We will use the proceeds from this rights offering to repay short-term debt that we incurred in connection with the acquisition of our Bamboo Club restaurants, as well as for additional working capital to fund operations.

HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

     There are 10,029,351 shares of common stock outstanding as of July 21, 2000. The number of shares of common stock that will be outstanding after this rights offering will depend on the number of shares that are purchased. If we sell all of the shares offered by this prospectus, then we will issue 4,011,740 new shares of common stock during this rights offering. In that case, we will have 14,041,091 shares of common stock outstanding after this rights offering.

WHAT IF I HAVE MORE QUESTIONS?

     If you have more questions about this rights offering, please contact Duane Wilkes, our Secretary, at (602) 852-9000 or by email at investor@mstreetinc.com.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary of the historical consolidated statements of operations and balance sheet data of our company as of and for each of the years ended December 25, 1995, December 30, 1996, December 29, 1997, December 28,
1998, and December 27, 1999, have been derived from our audited consolidated financial statements. The summary historical consolidated statements of operations  and balance  sheet data of our company  for the three  months  ended
March 27, 2000 and March 29, 1999, have been derived from our unaudited condensed consolidated financial statements. Our unaudited condensed financial statements include all adjustments, consisting of normal recurring accruals, that we consider necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the three months ended March 27, 2000, are not necessarily indicative of the results of the entire year ending December 25, 2000. Amounts shown in the following table are in thousands, except per share amounts.

                                                          FISCAL YEAR ENDED                            THREE MONTHS ENDED
                                    -------------------------------------------------------------    ----------------------
                                    DEC. 25,     DEC. 30,     DEC. 29,     DEC. 28,     DEC. 27,     MAR. 29,     MAR. 27,
                                      1995         1996         1997         1998         1999         1999         2000
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
STATEMENT OF OPERATIONS DATA:
Revenue                             $ 119,508    $ 122,563    $ 107,997    $ 115,324    $ 140,294    $  31,464    $  44,339
Restaurant operating expenses         110,377      115,477       97,605      103,069      125,952       27,891       40,402
Income from restaurant operations       9,131        7,086       10,392       12,255       14,342        3,573        3,937
Operating income (loss)                 3,390      (18,960)       7,270        6,383        3,792        1,302        1,216
Net income (loss) before
   cumulative effect of change
   in accounting principle and
   extraordinary item                  (1,034)     (22,166)       4,804        4,165        1,138          731          404
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income (loss)(1)                $  (1,034)   $ (22,166) $     3,166    $   4,165    $     970    $     563    $     404
                                    =========    =========    =========    =========    =========    =========    =========

Diluted earnings per share:
Net income (loss) before
   cumulative effect of change
   in accounting principle and
   extraordinary item               $   (0.22)   $   (2.73)   $    0.47    $    0.39    $    0.11    $    0.07    $    0.04
                                    =========    =========    =========    =========    =========    =========    =========
   Net income (loss)(1)             $   (0.22)   $   (2.73)   $    0.31    $    0.39    $    0.09    $    0.05    $    0.04
                                    =========    =========    =========    =========    =========    =========    =========

 Weighted average shares
   outstanding - diluted                4,621        8,110       10,098       10,608       10,407       10,323       10,346

 BALANCE SHEET DATA:
   Working capital                  $  (7,848)   $  (1,343)   $  (1,330)   $  (2,807)   $ (16,652)   $  (4,183)   $ (12,989)
   Total assets                        88,605       70,848       61,168       70,255       86,525       71,248       94,640
   Long-term debt, net of current
     portion                           31,204       33,809       24,308       28,264       31,513       27,917       41,861
   Stockholders' equity                37,261       16,585       22,203       26,372       27,383       26,935       27,797

----------
(1) Fiscal 1996 includes $20,208,000, or $2.49 per share, for asset impairment and restructuring charges. Fiscal 1997 includes an extraordinary loss from debt extinguishment of $1,638,000, or $0.16 per share. Fiscal 1999 includes a charge of $168,000, or $0.02 per share, due to the cumulative effect of change in accounting principle related to the adoption of SOP 98-5. The three months ended March 31, 1999 includes a charge of $168,000, or $0.02 per share, for deferred preopening costs as a result of a change in accounting principle.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The summary pro forma financial information set forth below should be read in conjunction with "Summary Consolidated Financial Data" and "Unaudited Pro Forma Condensed Consolidated Financial Information" and the Notes thereto included elsewhere in this Prospectus, and with our Consolidated Financial Statements and the Notes thereto incorporated by reference in this prospectus. See "Where You Can Obtain Additional Information." Amounts shown in the following table are in thousands, except per share amounts.

                                         FISCAL YEAR ENDED DECEMBER 27, 1999       THREE MONTHS ENDED MARCH 27, 2000
                                         -----------------------------------      -----------------------------------
                                         HISTORICAL  ACQUIRED(1)  PRO FORMA(2)   HISTORICAL   ACQUIRED(1)  PRO FORMA(2)
                                         ---------    ---------    ---------      ---------    ---------    ---------
STATEMENT OF OPERATIONS DATA:
   Revenue                               $ 140,294    $   5,907    $ 146,201      $  44,339    $   1,717    $  46,056
   Restaurant operating expenses           125,952        5,198      131,150         40,402        1,365       41,767
   Income from restaurant operations        14,342          709       15,051          3,937          352        4,289
   Operating income                          3,792          709        3,730          1,216          352        1,375
   Income before cumulative
     effect of change in accounting
     principle and extraordinary item        1,138          709          589            404          352          441

   Net income                            $     970    $     709    $     421(3)   $     404    $     352    $     441(3)

   Diluted earnings per share:
     Income before cumulative effect
       of change in accounting
       principle and extraordinary
       item                              $    0.11                 $    0.06      $    0.04                 $    0.04
                                         =========                 =========      =========                 =========

   Net income                            $    0.09                 $    0.04(3)   $    0.04                 $    0.04(3)
                                         =========                 =========      =========                 =========

   Weighted average shares
      outstanding-diluted                   10,407                    10,407         10,346                    10,346

BALANCE SHEET DATA:
   Working capital                       $ (19,652)   $    (872)         N/A(4)   $ (12,989)   $    (806)   $ (24,989)
   Total assets                             86,525          654          N/A(4)      94,640          661      106,640
   Long-term debt,
      net of current portion                31,513           --          N/A(4)      41,801           --       41,861
   Stockholder's equity                     27,383         (411)         N/A(4)      27,797         (363)      27,797

----------
(1) Reflects the historical financial information of FWC, Inc. and Chapter Two, Inc.
(2) Gives effect to the recent acquisition of FWC, Inc. and Chapter Two, Inc. as if each had occurred as of December 29, 1998. See "Unaudited Pro Forma Condensed Consolidated Financial Information."
(3) Does not include any adjustment for the salaries and benefits of the sole shareholder of FWC, Inc. and Chapter Two, Inc., who is continuing with the combined companies in a consulting capacity. The inclusion would result in an adjusted pro forma net income of $1,261,000, or adjusted pro forma diluted earnings per share of $0.12, for the fiscal year ended December 27, 1999 and adjusted pro forma net income of $703,000, or adjusted pro forma diluted earnings per share of $0.07, for the three months ended March 27, 2000.
(4) Pro forma balance sheet information as of December 27, 1999, was not compiled and therefore is not presented here.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE SHARES OF OUR COMMON STOCK IN THE RIGHTS OFFERING.

                          RISKS RELATED TO OUR BUSINESS

WE DEPEND ON CARLSON WORLDWIDE.

     We currently operate 53 T.G.I. Friday's restaurants as a T.G.I. Friday's franchisee. We also manage an additional six T.G.I. Friday's restaurants for other franchisees. Carlson Restaurants Worldwide, Inc., or Carlson Worldwide, is the franchisor of T.G.I. Friday's restaurants. As a result of the nature of franchising and our franchise agreements with Carlson Worldwide (formerly TGI Friday's, Inc.), our long-term success depends, to a significant extent, on

     * the continued vitality of the T.G.I. Friday's restaurant concept and the overall success of the T.G.I. Friday's system;

     * the ability of Carlson Worldwide to identify and react to new trends in the restaurant industry, including the development of popular menu items;

     * the ability of Carlson Worldwide to develop and pursue appropriate marketing strategies in order to maintain and enhance the name recognition, reputation, and market perception of T.G.I. Friday's restaurants;

     *    the goodwill associated with the T.G.I. Friday's trademark;

     * the quality, consistency, and management of the overall T.G.I. Friday's system; and

     * the successful operation of T.G.I. Friday's restaurants owned by Carlson Worldwide and other T.G.I. Friday's franchisees.

     We believe that the experience, reputation, financial strength, and franchisee support of Carlson Worldwide represent positive factors for our business. We have no control, however, over the management or operation of Carlson Worldwide or other T.G.I. Friday's franchisees. A variety of factors affecting Carlson Worldwide or the T.G.I. Friday's concept could have a material adverse effect on our business. These factors include the following:

     *    any business reversals that Carlson Worldwide may encounter;

     * a failure by Carlson Worldwide to promote the T.G.I. Friday's name or restaurant concept;

     *    the  inability  or  failure  of  Carlson   Worldwide  to  support  its
          franchisees, including our company;

     * the failure to operate successfully the T.G.I. Friday's restaurants that Carlson Worldwide itself owns; or

     * negative publicity with respect to Carlson Worldwide or the T.G.I. Friday's name.

The future results of the operations of our restaurants will not necessarily reflect the results achieved by Carlson Worldwide or its other franchisees, but will depend upon such factors as the effectiveness of our management team, the locations of our restaurants, and the operating results of those restaurants.

FRANCHISE AGREEMENTS IMPOSE RESTRICTIONS AND OBLIGATIONS ON OUR BUSINESS.

     Our franchise agreement with Carlson Worldwide for each T.G.I. Friday's restaurant that we own generally requires us to

     *    pay an initial franchise fee of $50,000;

     *    pay royalties of 4% of the restaurant's gross sales; and

     * spend up to 4% of the restaurant's gross sales on advertising, which may include contributions to a national marketing pool administered by Carlson Worldwide.

During fiscal 1999, Carlson Worldwide required us and its other franchisees to contribute 2.1% of gross sales to the national marketing pool. We must pay or accrue these amounts regardless of whether or not our restaurants are profitable. In addition, the franchise agreements require us to operate our T.G.I. Friday's restaurants in accordance with the requirements and specifications established by Carlson Worldwide. These requirements and specifications relate to a variety of factors, including the following:

     *    the  exterior  and  interior   design,   decor,   and  furnishings  of
          restaurants;

     *    menu selection;

     *    the preparation of food products;

     *    quality of service;

     *    general operating procedures;

     *    advertising;

     *    maintenance of records; and

     *    protection of trademarks.

     If we fail to satisfy these requirements or otherwise default under the franchise agreements, we could be subject to potential damages for breach of contract and could lose our franchise rights for some or all of our T.G.I. Friday's restaurants. We also could lose our rights to develop additional T.G.I. Friday's restaurants.

WE MAY NOT BE ABLE TO COMPLY WITH ALL OF THE REQUIREMENTS OF OUR DEVELOPMENT AGREEMENTS.

     At the beginning of our current fiscal year, our development agreements with Carlson Worldwide required us to open at least 39 additional T.G.I. Friday's restaurants by December 31, 2003, including nine by the end of 2000. We opened three new T.G.I. Friday's restaurants during the first quarter of fiscal 2000 and two during the second quarter of fiscal 2000. One of these restaurants fulfilled our development requirements for 1999. Accordingly, we must develop five additional T.G.I. Friday's restaurants by the end of 2000 and a total of 35 additional T.G.I. Friday's restaurants by December 31, 2003.

     The acquisition of restaurants does not constitute the opening of new restaurants under the development agreements. We may not be able to secure sufficient restaurant sites that we believe are suitable or we may not be able to develop restaurants on sites on terms and conditions that we consider favorable in order to satisfy the requirements of the development agreements. The development agreements give Carlson Worldwide certain remedies in the event that we fail to comply with the development schedule in a timely manner or if we breach the confidentiality or noncompete provisions of the development agreements. These remedies include, under certain circumstances, the right to reduce the number of restaurants we may develop in the related development territory or to terminate our exclusive right to develop restaurants in the related development territory.

     At our request, Carlson Worldwide from time to time has agreed to amend the development schedules to extend the time by which we were required to develop new restaurants in certain development territories. We requested those amendments because we were unable to secure sites that we believed to be attractive on favorable terms and conditions. Carlson Worldwide may decline to extend the development schedule in the future if we experience any difficulty in satisfying the schedule for any reason, including a shortage of capital.

WE FACE RISKS ASSOCIATED WITH THE ACQUISITION AND INTEGRATION OF BAMBOO CLUB AND OTHER ACQUIRED RESTAURANTS WITH OUR EXISTING OPERATIONS.

     We must integrate the operations of our Bamboo Club restaurants with our existing operations in order to enhance revenue, realize cost savings, and achieve anticipated operating efficiencies. Because Bamboo Club restaurants feature a diverse Pacific Rim menu served in an upscale atmosphere, these restaurants present operating requirements that differ from our existing T.G.I. Friday's and Redfish restaurants, which could result in unanticipated challenges to our management team. We may wish to acquire other complementary restaurant operations in the future. We may not be able to identify suitable acquisition candidates or make acquisitions on commercially acceptable terms. We also cannot provide assurance that we will be able to

     * effectively complete the integration of the Bamboo Club operations or any other acquired businesses with our existing operations;

     * manage effectively the Bamboo Club restaurants or the combined operations of our different restaurant concepts;

     * achieve our operating and growth strategies with respect to these businesses;

     * obtain increased revenue opportunities as a result of the anticipated synergies created by the Bamboo Club and other acquisitions; or

     * reduce the overall selling, general, and administrative expenses associated with acquired operations.

     The integration of the management, personnel, restaurant operations, and facilities of Bamboo Club and any other businesses that we may acquire in the future could involve unforeseen difficulties. These difficulties could disrupt our ongoing business, distract our management and employees, and increase our expenses, which could have a material adverse effect on our business, financial condition, and operating results.

     We conduct due diligence reviews of each acquired business, and we obtain representations and warranties regarding each acquired business. Unforeseen liabilities and difficulties, however, can arise in connection with the operation of acquired businesses. Contractual or other remedies may not be sufficient to compensate us in the event unforeseen liabilities or other difficulties arise.

     We strive to take advantage of the opportunities created by the combination of acquired operations to achieve significant revenue opportunities and substantial cost savings, including increased product offerings and decreased operating expenses as a result of the elimination of duplicative facilities and personnel associated with sales, marketing, administrative, and purchasing functions. Significant uncertainties, however, accompany any business combination. We may not be able to achieve revenue increases; integrate facilities, functions, and personnel in order to achieve operating efficiencies; or otherwise realize cost savings as a result of acquisitions. The inability to achieve revenue increased or cost savings could have a material adverse effect on our business, financial condition, and operating results.

WE FACE RISKS ASSOCIATED WITH THE EXPANSION OF OUR OPERATIONS.

     The success of our business depends on our ability to expand the number of our restaurants, either by developing or acquiring additional restaurants. Our success also depends on our ability to operate and manage successfully our growing operations. Our ability to expand successfully will depend upon a number of factors, including the following:

     * the availability and cost of suitable restaurant locations for development;

     *    the availability of restaurant acquisition opportunities;

     * the hiring, training, and retention of additional management and restaurant personnel;

     *    the availability of adequate financing;

     * the continued development and implementation of management information systems;

     *    competitive factors; and

     *    general economic and business conditions.

     The rate at which we will be able to increase the number of restaurants we operate will vary depending upon whether we acquire existing restaurants or develop new restaurants. The acquisition of existing restaurants depends upon our ability to identify and acquire restaurants on satisfactory terms and conditions. The opening of new restaurants depends upon our ability to

     *    locate suitable sites in terms of

          *    favorable population characteristics,
          *    density and household income levels,
          *    visibility, accessibility, and traffic volume,
          *    proximity  to  demand   generators,   including  shopping  malls,
               lodging, and office complexes, and
          *    potential competition;

     * obtain financing for construction, tenant improvements, furniture, fixtures, and equipment;

     *    negotiate acceptable leases or terms of purchase;

     * secure liquor licenses and zoning, environmental, health, and similar regulatory approvals;

     *    recruit and train qualified personnel; and

     *    manage successfully the rate of expansion and expanded operations.

     Increased construction costs and delays resulting from governmental regulatory approvals, strikes or work stoppages, adverse weather conditions, and various acts of God may also affect the opening of new restaurants. Newly opened restaurants may operate at a loss for a period following their initial opening. The length of this period will depend upon a number of factors, including

          *    the time of year the restaurant is opened,

          *    sales volume, and

          *    our ability to control costs.

     We may not successfully achieve our expansion goals. Additional restaurants that we develop or acquire may not be profitable. In addition, the opening of additional restaurants in an existing market may have the effect of drawing customers from and reducing the sales volume of our existing restaurants in those markets.

WE MAY NEED ADDITIONAL CAPITAL.

     The development of new restaurants requires funds for construction, tenant improvements, furniture, fixtures, equipment, training of employees, permits, initial franchise fees, and additional expenditures. We expect that cash flow from operations, together with financing commitments, will be sufficient to develop the nine T.G.I. Friday's restaurants that our development agreements require us to open by the end of 2000 and the one new Redfish restaurant that we plan to develop during 2000. We will require funds to develop the additional restaurants that our development agreements require us to open after 2000, to develop and open additional Redfish and Bamboo Club restaurants, and to pursue any additional restaurant development or restaurant acquisition opportunities. In the future, we may seek additional equity or debt financing to provide funds so that we can develop or acquire additional restaurants. Such financing may not be available or may not be available on satisfactory terms. If financing is not available on satisfactory terms, we may be unable to satisfy our obligations under our development agreements with Carlson Worldwide or otherwise to expand our restaurant operations. See "Risk Factors - We may not be able to comply with all of the requirements of our development agreements." While debt financing will enable us to add more restaurants than we otherwise would be able to do, debt financing increases expenses and we must repay the debt regardless of our operating results. Future equity financings could result in dilution to our stockholders.

WE HAVE SIGNIFICANT BORROWINGS.

     We have incurred significant indebtedness in connection with our growth strategy. Our growth strategy has focused on restaurant acquisitions and internal restaurant development. As of March 27, 2000, we had long-term debt of approximately $41.9 million and a working capital deficit of $13.0 million. We borrowed an additional $5.0 million in short-term debt in connection with the acquisition of our Bamboo Club restaurants. This debt requires a $2.0 million payment of principal plus interest on September 30, 2000, and the remaining unpaid principal and interest will mature on December 31, 2000. If we complete this offering prior to that date, we must use the first $5.0 million of proceeds to repay the short-term debt. If we are unable to raise at least $5.0 million of net proceeds in this rights offering, we will need to obtain adequate financing from other sources to repay the short-term debt as it becomes due.

     Our borrowings will result in interest expense of approximately $4.8 million in 2000 and $6.0 million in 2001, based on currently prevailing interest rates and assuming the outstanding indebtedness is paid in accordance with the existing payment schedules without any prepayments or additional borrowings. We must make these interest payments regardless of our operating results. Currently, 51 of our restaurants are pledged to secure our debt obligations. We also may seek additional equity or debt financing in the future to provide funds to develop or acquire additional restaurants. See "Risk Factors - We may need additional capital."

WE WILL BE SUBJECT TO THE RISKS ASSOCIATED WITH FRANCHISING OPERATIONS IF WE BEGIN FRANCHISING THE REDFISH OR BAMBOO CLUB CONCEPTS.

     We will be subject to the risks associated with franchising if we begin franchising activities in the future. If we develop a franchising program, our success as a franchisor will depend upon our ability to

     * develop and implement a successful system of concepts and operating standards;

     * attract and identify suitable franchisees with adequate business experience and access to sufficient capital to enable them to open and operate restaurants in a manner consistent with our concepts and operating standards;

     * monitor the operations of our franchisees to ensure compliance with our concepts and operating standards;

     *    identify suitable sites for restaurant development; and

     *    negotiate  favorable  purchasing  terms  with  national   distribution
          companies.

We cannot provide assurance that we would be able to successfully meet these challenges as a franchisor. In addition, as a franchisor we would be subject to a variety of federal and state laws and regulations, including Federal Trade Commission regulations, governing the offer and sale of franchises. These laws and regulations

     * impose registration and disclosure requirements on franchisors in the offer and sale of franchises, and

     *    regulate  the   termination  of  franchises,   the  refusal  to  renew
          franchises, and other substantive aspects of the relationships between franchisors and franchisees.

These laws and regulations could result in significant increased expenses and potential liabilities for our company in the event we engage in franchising activities in the future.

WE FACE RISKS THAT AFFECT THE RESTAURANT INDUSTRY IN GENERAL.

     A variety of factors over which we have no control may affect the ownership and operation of restaurants. These factors include the following:

     *    adverse changes in national,     *    changing consumer tastes,
          regional, or local economic           habits, and spending
          or market conditions;                 priorities;

     *    increased costs of labor or      *    the cost and availability of
          food products;                        insurance coverage;

     *    fuel and other price             *    management problems;
          increases;

     *    competitive factors;             *    uninsured losses;

     *    the number, density, and         *    limited alternative uses for
          location of competitors;              properties and equipment;

     *    changing demographics;           *    changes in government
                                                regulation; and

     *    changing traffic patterns;       *    weather conditions.

     Third parties may file lawsuits against us based on discrimination, personal injury, claims for injuries or damages caused by serving alcoholic beverages to an intoxicated person or to a minor, or other claims. As a multi-unit restaurant operator, our business could be adversely affected by publicity about food quality, illness, injury, or other health and safety concerns or operating issues at one restaurant or a limited number of restaurants operated under the same name, whether or not we actually own or manage the restaurants in question. We cannot predict any of these factors with any degree of certainty. Any one or more of these factors could have a material adverse effect on our business.

WE FACE INTENSE COMPETITION.

     The restaurant business is highly competitive with respect to price, service, and food type and quality. Restaurant operators also compete for attractive restaurant sites and qualified restaurant personnel and managers. Our restaurants compete with a large number of other restaurants, including national and regional restaurant chains and franchised restaurant systems, as well as with locally owned, independent restaurants. Many of our competitors have greater financial resources, more experience, and longer operating histories than we have.

WE DEPEND UPON OUR SENIOR MANAGEMENT.

     Our success depends, in large part, upon the services of our senior management. The loss of the services of any members of our senior management team could have a material and adverse effect on our business.

WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION.

     Various federal, state, and local laws affect our business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites. These sites are subject to zoning, land use, environmental, traffic, and other regulations of state and local governmental agencies. City ordinances or other regulations, or the application of such ordinances or regulations, could impair our ability to construct or acquire restaurants in desired locations and could result in costly delays. In addition, restaurant operations are subject to

     * licensing and regulation by state and local departments relating to health, sanitation, safety standards, and fire codes;

     * federal and state labor laws, including applicable minimum wage requirements, tip credit provisions, overtime regulations, workers' compensation insurance rates, unemployment and other taxes, working and safety conditions, and citizenship requirements; and

     *    state and local licensing of the sale of alcoholic beverages.

     The delay or failure to obtain or maintain any licenses or permits necessary for operations could have a material adverse effect on our business. In addition, an increase in the minimum wage rate, employee benefit costs, or other costs associated with employees could adversely affect our business. We also are subject to the Americans with Disabilities Act of 1990 that, among other things, may require us to install certain fixtures or accommodations in new restaurants or to renovate existing restaurants to meet federally mandated requirements.

     Sales of alcoholic beverages represent an important source of revenue for each of our restaurants. The temporary suspension or permanent loss or the inability to maintain a liquor license for any restaurant would have an adverse effect on the operations of that restaurant. We do not plan to open a restaurant in any location for which we believe we cannot obtain or maintain a liquor license.

                        RISKS RELATED TO OUR COMMON STOCK

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

     Historically, the market price of our common stock has been volatile. In the future, the market price of our common stock will be subject to wide fluctuations as a result of a variety of factors, including the following:

     * quarterly variations in our operating results or those of other restaurant companies;

     *    changes in analysts' estimates of our financial performance;

     * changes in national and regional economic conditions, the financial markets, or the restaurant industry;

     *    natural disasters; or

     *    other   developments   affecting  our  business  or  other  restaurant
          companies.

     The trading volume of our common stock has been limited, which may increase the volatility of the market price for our stock. In addition, the stock market has experienced extreme price and volume fluctuation in recent years. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons not necessarily related to the operating performances of these companies.

OUR MANAGEMENT WILL CONTROL A SIGNIFICANT PORTION OF THE VOTING POWER OF OUR COMMON STOCK FOLLOWING THE RIGHTS OFFERING.

     Our directors and officers currently own, directly or indirectly, approximately 3,237,124 shares, or 32.3%, of our outstanding common stock. These directors and officers also hold options to purchase an aggregate of 1,167,000 shares of common stock at exercise prices ranging from $2.00 to $5.00 per share. Four of our five directors have advised us that they intend to exercise their basic subscription privileges in full. Three of these directors have further advised us that they intend to exercise their over-subscription privileges for at least an additional _______ shares of common stock. Assuming these directors exercise the minimum amount of the over-subscription privileges that they have indicated, our directors and officers would own approximately _______ shares of common stock upon completion of this rights offering, excluding shares issuable upon exercise of stock options. As a result, these persons voting together will have significant voting power.

THE EXISTENCE OF STOCK OPTIONS AND WARRANTS MAY ADVERSELY AFFECT THE TERMS OF FUTURE FINANCINGS.

     Stock options to acquire an aggregate of 2,850,334 shares of common stock currently are outstanding. An additional 2,119,466 have been reserved for issuance upon exercise of options that may be granted under our existing stock option plans. In addition, warrants to acquire 233,916 shares of common stock currently are outstanding. During the terms of those options and warrants, the holders of those securities will have the opportunity to profit from an increase in the market price of our common stock. The existence of options and warrants may adversely affect the terms on which we can obtain additional financing in the future, and the holders of options and warrants can be expected to exercise those options and warrants at a time when, in all likelihood, we would be able to obtain additional capital by offering shares of common stock on terms more favorable to it than those provided by the exercise of such options and warrants.

SALES OF LARGE NUMBERS OF SHARES COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     Sales of substantial amounts of common stock in the public market, or even the potential for such sales, could adversely affect prevailing market prices for our common stock and could adversely affect our ability to raise capital. As of July 21, 2000, there were outstanding 10,029,351 shares of our common stock. Of these shares, 8,044,074 shares are freely transferable without restriction under the securities laws, unless they are held by our "affiliates," as that term is defined in the securities laws. The remaining 1,985,277 of common stock currently outstanding are "restricted securities," as that term is defined in Rule 144 under the securities laws, and may be sold only in compliance with Rule 144, pursuant to registration under the securities laws, or pursuant to an exemption from registration. Affiliates also are subject to certain of the resale limitations of Rule 144. Generally, under Rule 144, each person that beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from us or one of our affiliates may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of 1% of our then-outstanding common stock or the average weekly trading volume for the four weeks prior to the proposed sale of such shares. Currently, most of the restricted shares are eligible for sale under Rule 144 or under registration statements that we have filed to permit resales of the restricted shares.

WE DO NOT ANTICIPATE THAT WE WILL PAY DIVIDENDS.

     We have never paid any dividends on our common stock, and we do not anticipate that we will pay dividends in the foreseeable future. We intend to apply any earnings to the expansion and development of our business. In addition, the terms of our credit facilities limit our ability to pay dividends on our common stock.

                      RISKS RELATED TO THIS RIGHTS OFFERING

IF YOU DO NOT EXERCISE ALL OF YOUR SUBSCRIPTION RIGHTS, YOU MAY SUFFER SIGNIFICANT DILUTION OF YOUR PERCENTAGE OWNERSHIP OF OUR COMMON STOCK.

     This rights offering is designed to allow all current stockholders to purchase additional shares of common stock at a discount from the market price of the stock on the date the rights are offered. The purpose of this structure is to enable us to raise capital while allowing current stockholders to maintain their relative proportionate voting and economic interest. Three of our directors have advised us that they intend to exercise their basic subscription privileges in full and that they intend to exercise their respective over-subscription privileges for at least an additional _______ shares. To the extent that current stockholders do not exercise their subscription rights and shares are purchased by other stockholders in this rights offering, the proportionate voting interest of the non-exercising stockholders will be reduced, and the percentage of our expanded equity that their original shares represent after exercise of the subscription rights will be disproportionately diluted.

THE PRICE OF OUR COMMON STOCK MAY DECLINE BEFORE OR AFTER THE SUBSCRIPTION RIGHTS EXPIRE.

     We cannot assure you that the public trading market price of our common stock will not decline after you exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of subscription rights, you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of this rights offering, you may not be able to sell the shares of our common stock that you purchase in this rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of this rights offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MAY NOT REVOKE THE EXERCISE.

     Once you exercise your subscription rights, you may not revoke the exercise, even if fewer than all of the shares that we are offering are actually purchased. If we elect to withdraw or terminate this rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

THE SUBSCRIPTION PRICE IS NOT AN INDICATION OF THE VALUE OF OUR COMPANY.

     Our Board of Directors set the subscription price after considering a variety of factors, including the desire to encourage full stockholder participation in this rights offering by setting an exercise price below the current market price of the common stock. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the present or future value of our company. Our Board of Directors has established the subscription price at a __% discount from the market price of the common stock on the date of the offering of the subscription rights to encourage all stockholders to exercise their subscription rights and thereby raise capital without diluting the interests of current stockholders. We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker.

ACTUAL RESULTS MAY DIFFER FROM THE FORWARD LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS

     Certain statements and information contained in this prospectus concerning our future, proposed, and anticipated activities; certain trends with respect to our operating results, capital resources, and liquidity; the restaurant industry in general; and other statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as that term is defined under applicable securities laws. Forward-looking statements, by their very nature, include risks and uncertainties. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed elsewhere under "Risk Factors."

                                 USE OF PROCEEDS

     Assuming that stockholders exercise subscription rights for all of the common stock that we are offering, we will receive gross proceeds from the rights offering of $_______. Since four of our directors have advised us that they intend to exercise their basic subscription privileges in full and three of those directors have further advised us that they intend to exercise their respective over-subscription privileges for up to an additional _______ shares of common stock, we expect to receive proceeds of at least $5.75 million from the rights offering. We will pay estimated expenses of approximately $_______ in connection with the rights offering.

     We intend to use the net proceeds from the rights offering to repay short-term indebtedness of $5.0 million that we incurred in connection with the acquisition of our Bamboo Club restaurants. This debt bears interest at a floating rate (currently 9.75% per annum) with interest payable monthly beginning on August 13, 2000. The short-term debt requires a $2.0 million payment of principal plus interest on September 30, 2000, and the remaining principal and unpaid interest matures on December 31, 2000. If we complete this offering prior to that date, we must use the first $5.0 million of the proceeds to repay the debt. If the proceeds from the rights offering exceed the amount needed to repay the short-term debt, we will use the remaining proceeds for working capital to fund operations.

                                 CAPITALIZATION

     The following table sets forth (a) our company's actual capitalization at March 27, 2000, (b) our pro forma capitalization at March 27, 2000, which reflects the acquisition of FWC and Ch. II, and (c) our pro forma capitalization at March 27, 2000, as adjusted to reflect the sale of the maximum number of shares offered in this rights offering at an assumed offering price of $_____ per share and the application of the estimated net proceeds therefrom, after deducting estimated offering expenses of $_____.

                                                        MARCH 27, 2000
                                               --------------------------------
                                                                      PRO FORMA
                                                ACTUAL    PRO FORMA  AS ADJUSTED
                                               --------    --------    --------
                                                        (IN THOUSANDS)

Notes payable ..............................   $     --    $  7,000    $
Short-term debt ............................         --       5,000
                                               --------    --------    --------

Long-term debt, net of current portion .....     41,861      41,861
                                               --------    --------    --------

Other liabilities and deferred credits .....      2,507       2,507
                                               --------    --------    --------

Stockholders' equity
  Preferred stock, 2,000,000 shares
    authorized; no shares issued ...........         --          --
  Common Stock, 25,000,000 shares
    authorized, 10,029,126 shares
    outstanding ............................         10          10
  Additional paid-in capital ...............     44,200      44,200
  Accumulated deficit ......................    (16,413)    (16,413)
                                               --------    --------    --------
                                                 27,797      27,797
                                               --------    --------    --------
      Total Capitalization .................   $ 72,165    $ 84,165    $
                                               ========    ========    ========

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

INTRODUCTION

On July 21, 2000, we acquired substantially all of the assets of FWC, Inc., or FWC, and Chapter Two, Inc., or Ch. II, from the sole shareholder of FWC and Ch.
II. We also purchased and acquired from the sole shareholder, free and clear of all encumbrances, all the shareholder's rights, title, and interest under, in, and to the "Bamboo Club" name and restaurant concept. The following unaudited pro forma condensed consolidated financial statements of our company for the fiscal year ended December 27, 1999, and the three-month period ended March 27, 2000, gives effect to the acquisition of FWC and Ch. II. We paid a purchase price of approximately $12,000,000, in the form of $7,000,000 of cash from available cash resources and $5,000,000 from the proceeds of a short-term financing. We anticipate that we will repay the short-term debt with proceeds from this rights offering. The acquisition, related financing, and this rights offering are herein referred to as the transactions.

The unaudited pro forma condensed consolidated balance sheet as of March 27, 2000, gives effect to the transactions as if they had occurred on March 27, 2000. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 27, 1999, and the three-month period ended March 27, 2000, assumes that the acquisition was completed on December 29, 1998. The unaudited pro forma financial information presented herein does not purport to represent what our actual results of operations would have been had the transactions occurred on those dates or to project our results of operations for any future period.

The unaudited pro forma condensed consolidated balance sheet of our company as of March 27, 2000, has been derived from unaudited historical financial statements of our company as of March 27, 2000, and of FWC and Ch. II as of March 31, 2000. The unaudited condensed consolidated pro forma statement of operations for the three months ended March 27, 2000, has been derived from the unaudited historical financial statements of our company as of March 27, 2000, and of FWC and Ch. II for the three months ended March 31, 2000.

The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 27, 1999, has been derived from (a) the audited financial statements of our company from December 29, 1998, to December 27, 1999, (b) the FWC and Ch. II audited historical financial statements for the period from April 1, 1999, to December 31, 1999; and (c) the FWC and Ch. II unaudited historical financial statements for the period from January 1, 1999 to March 31, 1999.

The unaudited pro forma condensed consolidated financial statements contain certain adjustments that are directly attributable to the transactions. The unaudited pro forma condensed consolidated statements of operations above do not include any adjustments related to potential selling, general and administrative expense synergies as a result of the acquisitions of FWC and Ch. II.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                       AS OF MARCH 27, 2000 (IN THOUSANDS)

                                           MAIN STREET
                                             AND MAIN     ACQUIRED
                                           INCORPORATED   ENTITIES
                                             MARCH 27,    MARCH 31,      TOTAL      PRO FORMA          PRO FORMA
                                               2000        2000 (1)    COMBINED    ADJUSTMENTS         COMBINED
                                             ---------    ---------    ---------    ---------          ---------
              ASSETS

Current Assets:
  Cash and cash equivalents                  $   4,332    $     120    $   4,452    $    (120)(2)      $   4,332
  Accounts receivable, net                       2,955           57        3,012          (57)(2)          2,955
  Inventories                                    1,636           41        1,677          (41)(2)          1,636
  Prepaid expenses                                 563           --          563           --                563
                                             ---------    ---------    ---------    ---------          ---------
      Total current assets                       9,486          218        9,704         (218)             9,486

Property and equipment, net                     65,154          443       65,597          (14)(2)(3)      65,583
Other assets, net                                2,007           --        2,007           --              2,007
Franchise costs, net                            17,993           --       17,993           --             17,993
Goodwill                                            --           --           --       11,571(3)          11,571
                                             ---------    ---------    ---------    ---------          ---------
                                             $  94,640    $     661    $  95,301    $  11,339          $ 106,640
                                             =========    =========    =========    =========          =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-tem debt           $   1,830    $      --    $   1,830    $      --          $   1,830
  Accounts payable                               8,271          274        8,545         (274)(2)          8,271
  Accrued liabilities                           12,374          750       13,124         (750)(2)         12,374
  Short-term debt                                   --           --           --        5,000(4)(5)        5,000
  Notes payable                                     --           --           --        7,000(4)           7,000
                                             ---------    ---------    ---------    ---------          ---------
      Total current liabilities                 22,475        1,024       23,499       10,976             34,475

Long-Term Debt, net of current portion          41,861           --       41,861           --             41,861
Other liabilities and deferred credits           2,507           --        2,507           --              2,507

Commitments and Contingencies

Stockholders' Equity:
  Stockholder's equity (acquired entities)          --         (363)        (363)         363(2)              --
  Preferred stock                                   --           --           --           --                 --
  Common stock                                      10           --           10           --                 10
  Additional paid-in capital                    44,200           --       44,200           --             44,200
  Accumulated deficit                          (16,413)          --      (16,413)          --            (16,413)
                                             ---------    ---------    ---------    ---------          ---------
      Total stockholders' equity                27,797         (363)      27,434          363             27,797
                                             ---------    ---------    ---------    ---------          ---------
      Total liabilities and
        stockholders' equity                 $  94,640    $     661    $  95,301    $  11,339          $ 106,640
                                             =========    =========    =========    =========          =========

----------
(1) Reflects the historical combined balance sheet of FWC and Ch. II as of March 31, 2000.
(2) Reflects the reversal of assets, liabilities, and equity not purchased or assumed.
(3) Reflects the preliminary allocation of the purchase price to the net assets of the business acquired.
(4) Reflects payment of consideration for the FWC and Ch. II acquisition, including a $5 million short-term loan and $7 million from available cash at July 21, 2000, which is reflected as a note payable at March 27, 2000.
(5) The short-term debt bears interest at the lender's prime rate plus 0.25% and matures on December 31, 2000. We anticipate that we will repay the short-term debt with proceeds from this rights offering.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
          FOR THE TWELVE MONTHS ENDED DECEMBER 27, 1999 (IN THOUSANDS)

                                      MAIN STREET
                                       AND MAIN      ACQUIRED
                                     INCORPORATED    ENTITIES
                                      DECEMBER 27,  DECEMBER 31,    TOTAL      PRO FORMA     PRO FORMA
                                         1999         1999(1)     COMBINED    ADJUSTMENTS    COMBINED
                                       ---------     ---------    ---------    ---------     ---------
Revenue                                $ 140,294     $   5,907    $ 146,201    $      --     $ 146,201

Restaurant operating expenses            125,952         5,198      131,150           --       131,150
                                       ---------     ---------    ---------    ---------     ---------
Income from restaurant operations         14,342           709       15,051           --        15,051

Other operating expenses                  10,550            --       10,550          771(2)     11,321
                                       ---------     ---------    ---------    ---------     ---------
   Operating income                        3,792           709        4,501         (771)        3,730

Interest expense and other, net            2,604            --        2,604          487(3)      3,091
                                       ---------     ---------    ---------    ---------     ---------
Income before income taxes,
  cumulative effect of change in
  accounting principle, and
  extraordinary item                       1,188           709        1,897       (1,258)          639
Provision (benefit) for income taxes          50            --           50           --(4)         50
                                       ---------     ---------    ---------    ---------     ---------
Net income before cumulative
  effect of change in accounting
  principle and extraordinary
  item                                     1,138           709        1,847       (1,258)          589
Cumulative effect of change in
  accounting principle                      (168)           --         (168)          --          (168)
                                       ---------     ---------    ---------    ---------     ---------
      Net income (loss)                $     970     $     709    $   1,679    $  (1,258)    $     421
                                       =========     =========    =========    =========     =========
Basic earnings per share
  Net income before cumulative
    effect of change in accounting
    principle and extraordinary
    item                               $    0.11                                             $    0.06
  Cumulative effect of change in
    accounting principle                   (0.02)                                                (0.02)
                                       ---------                                             ---------

      Net income                       $    0.09                                             $    0.04
                                       =========                                             =========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 27, 1999 (CONTINUED) (IN THOUSANDS)


                                        MAIN STREET
                                         AND MAIN       ACQUIRED
                                        INCORPORATED    ENTITIES
                                        DECEMBER 27,   DECEMBER 31,   TOTAL       PRO FORMA     PRO FORMA
                                            1999         1999 (1)    COMBINED    ADJUSTMENTS    COMBINED
                                         ----------     ---------    ---------    ---------     ---------
Diluted earnings per share
  Net income before cumulative
    effect of change in accounting
    principle and extraordinary
    item                                 $     0.11                                             $     0.06
  Cumulative effect of change in
    accounting principle                      (0.02)                                                 (0.02)
                                         ----------                                             ----------
        Net income                       $     0.09                                             $     0.04
                                         ==========                                             ==========
Weighted average shares
  outstanding - basic                        10,008                                                 10,008
                                         ==========                                             ==========
Weighted average shares
  outstanding - diluted                      10,407                                                 10,407
                                         ==========                                             ==========
Supplemental Pro Forma Presentation(5)

Combined net income                                                                             $      421
                                                                                                ----------
Pro forma adjustment to compensation
  expense:
    Reduction to be made in sole
      shareholder salary                                                                               840
    Related income taxes                                                                                --(4)
                                                                                                ----------
Pro forma net income after reduction
  reduction to be made in sole
  shareholder salary                                                                                 1,261
                                                                                                ----------
Earnings per share - basic               $      .09                                             $     0.13
                                         ==========                                             ==========
Earnings per share - diluted             $      .09                                             $     0.12
                                         ==========                                             ==========

----------
(1) Reflects the combined historical statement of operations for the twelve months ended December 31, 1999 of FWC and Ch. II.
(2)  Reflects the amortization of deductible goodwill over 15 years.
(3) Reflects interest expense on the short-term debt incurred to finance the acquisition.
(4) Reflects the provision for income taxes based on applying the statutory income tax rates of each company and our available net operating loss carryforwards.
(5) Supplemental Pro Forma Presentation reflects the reduction of salaries and benefits of the sole shareholder of FWC and Ch. II, who is continuing with the combined companies in a consulting capacity.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE THREE MONTHS ENDED MARCH 27, 2000 (IN THOUSANDS)

                                         MAIN STREET
                                          AND MAIN     ACQUIRED
                                         INCORPORATED  ENTITIES
                                          MARCH 27,    MARCH 31,     TOTAL       PRO FORMA      PRO FORMA
                                            2000        2000(1)     COMBINED    ADJUSTMENTS     COMBINED
                                          ---------    ---------    ---------    ---------      ---------
Revenue                                   $  44,339    $   1,717    $  46,056    $      --      $  46,056

Restaurant operating expenses                40,402        1,365       41,767           --         41,767
                                          ---------    ---------    ---------    ---------      ---------
Income from restaurant operations             3,937          352        4,289           --          4,289

Other operating expenses                      2,721           --        2,721          193(2)       2,914
                                          ---------    ---------    ---------    ---------      ---------
      Operating income                        1,216          352        1,568         (193)(2)      1,375

Interest expense and other, net                 898           --          898          122(3)       1,020
                                          ---------    ---------    ---------    ---------      ---------
Income/(loss) before income taxes               318          352          670         (315)           355

Income tax (benefit) provision                  (86)          --          (86)          --(4)         (86)
                                          ---------    ---------    ---------    ---------      ---------
      Net income                          $     404    $     352    $     756    $    (315)     $     441
                                          =========    =========    =========    =========      =========
Basic earnings per share                  $    0.04                                             $    0.04
                                          =========                                             =========
Diluted earnings per share                $    0.04                                             $    0.04
                                          =========                                             =========
Weighted average shares
  outstanding - basic                        10,028                                                10,028
                                          =========                                             =========
Weighted average shares
  outstanding - diluted                      10,346                                                10,346
                                          =========                                             =========
Supplemental Pro Forma Presentation(5)

Combined net income                                                                             $     441
                                                                                                ---------
Pro forma adjustment to compensation
  expense:
    Reduction to be made in sole
      shareholder salary                                                                              262
    Related income taxes                                                                               --(4)
                                                                                                ---------
Pro forma net income after reduction to
  be made in sole shareholder salary                                                                  703
                                                                                                ---------
Basic earnings per share                  $     .04                                             $     .07
                                          =========                                             =========
Diluted earnings per share                $     .04                                             $     .07
                                          =========                                             =========

----------
(1) Reflects the combined historical statement of operations for the three months ended March 31, 2000 of FWC and Ch. II.
(2)  Reflects the amortization of deductible goodwill over 15 years.
(3) Reflects interest expense on the short term debt incurred to finance the acquisition.
(4) Reflects the provision for income taxes based on applying the statutory income tax rates of each company and our available net operating loss carryforwards.
(5) Supplemental Pro Forma Presentation reflects the reduction of salaries and benefits of the sole shareholder of FWC and Ch. II, who is continuing with the combined companies in a consulting capacity.

                               THE RIGHTS OFFERING

BEFORE EXERCISING OR SELLING ANY SUBSCRIPTION RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS."

THE SUBSCRIPTION RIGHTS

     We are distributing, at no cost to our stockholders, non-transferable subscription rights to stockholders that owned shares of our common stock at the close of business on July 31, 2000. We will issue to you one subscription right for each 2.5 shares of common stock that you owned on July 31, 2000. You will not receive fractional subscription rights during the rights offering, but instead we will round your number of subscription rights down to the nearest whole number. Each subscription right will entitle you to purchase one share of common stock for $_________. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., Mountain Daylight Savings Time, on ____________, ______. After that date, the subscription rights will expire and will no longer be exercisable.

BASIC SUBSCRIPTION PRIVILEGE

     Each subscription right will entitle you to purchase one share of common stock at a price of $_______ per share. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after ____________, 2000, whether you exercise your subscription rights immediately prior to that date or earlier.

OVER-SUBSCRIPTION PRIVILEGE

     Subject to the allocation described below, each subscription right also gives you an over-subscription privilege to purchase additional shares of common stock that are not purchased by other stockholders. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you also must send the full purchase price for the number of additional shares that you have requested to purchase, in addition to the payment due for shares purchased through your basic subscription privilege.

     If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all over-subscription privileges, we will allocate the available shares among stockholders that over-subscribed in proportion to the number of shares purchased by those over-subscribing stockholders through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their over-subscription privileges that have subscribed for additional shares in proportion to the number of shares purchased by that group of over-subscribing stockholders through the basic subscription privilege. In certain circumstances, however, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.

     The following examples illustrate how shares will be allocated among stockholders that exercise their over-subscription privilege, depending on whether or not there is a sufficient number of shares remaining to satisfy all over-subscription exercises. For both examples, assume that Stockholders A, B, and C are the only stockholders that exercise their over-subscription privileges, as follows:

                    # SHARES HELD PRIOR   BASIC SUBSCRIPTION   OVER-SUBSCRIPTION
                     TO RIGHTS OFFERING        PRIVILEGE           REQUESTS
                          ---------            ---------           ---------
Stockholder A:                1,000                  400           1,000,000
Stockholder B:               10,000                4,000             850,000
Stockholder C:              100,000               40,000             150,000
                          ---------            ---------           ---------
   Total:                   111,000               44,400           2,000,000
                          =========            =========           =========

EXAMPLE 1:

     Assume that stockholders exercise their basic subscription rights for a total of 2,000,000 shares, so that a total of 2,011,740 shares remain available for over-subscription requests. Because that number exceeds the total number of over-subscription exercises, each of Stockholders A, B, and C will receive the full number of shares they subscribed for, as follows:

                 # SHARES HELD        BASIC
                PRIOR TO RIGHTS   SUBSCRIPTION   OVER-SUBSCRIPTION    TOTAL # SHARES HELD
                   OFFERING         PRIVILEGE        REQUESTS        AFTER RIGHTS OFFERING
                  ---------         ---------        ---------             ---------
Stockholder A:        1,000               400        1,000,000             1,001,400
Stockholder B:       10,000             4,000          850,000               864,000
Stockholder C:      100,000            40,000          150,000               290,000
                  ---------         ---------        ---------             ---------
   Total:           111,000            44,400        2,000,000             2,155,400
                  =========         =========        =========             =========

EXAMPLE 2:

     Assume that stockholders exercise their basic subscription rights for a total of 3,000,000 shares, so that a total of only 1,011,740 shares remain available for over-subscription requests. Because the number of over-subscription exercises exceeds the number available, the available shares will be allocated among Stockholders A, B, and C as follows:

     Stockholder A:               1,011,740  x     400/44,400  =     9,115
     Stockholder B:               1,011,740  x   4,000/44,400  =    91,148
     Stockholder C:               1,011,740  x  40,000/44,400  =   150,000
                                                                 ---------
        Total:                                                     250,263
                                                                 =========

Because Stockholder C over-subscribed for only 150,000 shares, only 150,000 shares will be allocated to her, even though the calculation would have permitted her to take up to 911,477 shares. The remaining 761,477 shares (1,011,740 - 250,263 = 761,477) will be allocated between Stockholder A and B as follows:

Total basic subscription rights exercised: Stockholder A:        400
                                           Stockholder B:      4,000
                                                           ---------
                                           Total               4,400

     Stockholder A:                 761,477  x     400/4,400   =    69,225
     Stockholder B:                 761,477  x   4,000/4,400   =   692,252
                                                                 ---------
        Total:                                                     761,477
                                                                 =========

The total allocation of the over-subscription privilege will be as follows:

     Stockholder A:               9,115  +    69,225  =      78,340
     Stockholder B:              91,148  +   692,252  =     783,400
     Stockholder C:             150,000  +         0  =     150,000
                                                          ---------
        Total:                                            1,011,740
                                                          =========

Following this allocation, Stockholders A, B, and C will own shares as follows:

                 # SHARES HELD        BASIC
                PRIOR TO RIGHTS   SUBSCRIPTION   OVER-SUBSCRIPTION    TOTAL # SHARES HELD
                   OFFERING         PRIVILEGE        REQUESTS        AFTER RIGHTS OFFERING
                  ---------         ---------        ---------             ---------
Stockholder A:        1,000               400           78,340                79,740
Stockholder B:       10,000             4,000          783,400               797,400
Stockholder C:      100,000            40,000          150,000               290,000
                  ---------         ---------        ---------             ---------
   Total:           111,000            44,400        1,011,740             1,167,140
                  =========         =========        =========             =========

INTENDED PURCHASES

     John F. Antioco, Bart A. Brown, William G. Shrader, and John C. Metz are directors of our company and currently own an aggregate of 3,237,124 shares of our common stock, excluding shares issuable upon exercise of options that they hold. These directors have advised us that they intend to exercise their basic subscription rights in full. Messrs. Antioco, Brown, and Shrader have further advised us that they intend to exercise their respective over-subscription privileges for an aggregate of at least _______ additional shares of common stock, which will assure that we receive gross proceeds of at least $5.75 million in this rights offering, as follows:

                                    JOHN F. ANTIOCO         BART A. BROWN, JR.      WILLIAM G. SHRADER
                                -----------------------   ----------------------   --------------------
Shares Currently Held:          2,245,600                  952,009                  24,015
Basic Subscription Privilege:
  # Shares:                       898,240                  380,803                   9,606
  $ Amount:                                  $                        $                        $
                                             ----------               ----------               --------
Over-Subscription Privilege:
  # Shares:                       [_____]                  [_____]                  [_____]
  $ Amount:                                  $                        $                        $
                                             ----------               ----------               --------
Total:
  # Shares:                       [_____]                  [_____]                  [_____]
  $ Amount:                                  $3,000,000               $2,500,000               $250,000
                                             ==========               ==========               ========

NO RECOMMENDATION

     Our company and our Board of Directors are not making any recommendations as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

EXPIRATION DATE

     The rights will expire at 5 p.m., Mountain Daylight Savings Time, on _____________, 2000, unless we decide to extend this rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue shares of common stock to you if the Subscription Agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

WITHDRAWAL RIGHT

     Our Board of Directors may withdraw this rights offering in its sole discretion at any time prior to or on ____________, 2000, for any reason, including, without limitation, a change in the market price of our common stock. If we withdraw this rights offering, any funds you may have paid will be promptly refunded to you, without interest or penalty.

DETERMINATION OF SUBSCRIPTION PRICE

     Our Board of Directors chose the $___ per share subscription price after considering a variety of factors, including the following:

     *    the historic and current market price of our common stock;

     *    our business prospects;

     *    our historical and anticipated results of operations;

     *    general conditions in the securities markets;

     *    our need for capital;

     *    alternatives available to us for raising capital;

     *    the amount of proceeds desired;

     *    pricing of similar transactions;

     *    the liquidity of our common stock;

     *    the level of risk to our investors; and

     * the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock.

The subscription price should not be considered an indication of the actual value of our company or of our common stock. We cannot assure you that the market price of our common stock will not decline during or after this rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during this rights offering at a price equal to or greater than the subscription price.

TRANSFERABILITY OF SUBSCRIPTION RIGHTS

     Both the basic subscription privileges and over-subscription privileges are non-transferable and non-assignable. Only you may exercise these rights.

EXERCISE OF SUBSCRIPTION RIGHTS

     You may exercise your subscription rights by delivering to the Subscription Agent on or prior to _____________, 2000:

     *    A properly completed and duly executed subscription certificate;

     *    Any required signature guarantees; and

     * Payment in full of $ ____ per share for the shares of common stock subscribed for by exercising your basic subscription privileges and, if desired, your over-subscription privilege.

     You should deliver your subscription certificate and payment to the Subscription Agent at the address shown under the heading "Subscription Agent." We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

METHOD OF PAYMENT

     You must make payment for the shares by check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to the order of Computershare Trust Company, Inc. (formerly American Securities Transfer & Trust, Inc.), as Subscription Agent. You also may make payment for basic subscription rights and over-subscription rights through wire transfer as follows:

               Union Bank & Trust
               100 Broadway
               Denver, Colorado 80209
               (303) 744-3221
               ABA# 102000908
               Credit Account # 85-02961
               Account Name: Computershare Trust Company, Inc.
                             AST Escrow Agent

     Payment will be deemed to have been received by the Subscription Agent only upon:

     *    clearance of any uncertified check; or

     * receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

     * receipt by the Subscription Agent of any funds transferred by wire transfer; or

     * receipt of funds by the Subscription Agent through an alternative payment method approved by us.

     Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of _________________, 2000, to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier's check, money order, or wire transfer.

GUARANTEED DELIVERY PROCEDURES

     If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the Subscription Agent on or prior to ____________, 2000, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

     (1) You send, and the Subscription Agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the over-subscription privilege, on or prior to ____________, 2000;

     (2) You send, and the Subscription Agent receives, on or prior to _____________, 2000, a notice of guaranteed delivery, substantially in the form set forth in the instructions accompanying the subscription certificate, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the over-subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the Subscription Agent within three over-the-counter trading days following the date of the notice of guaranteed delivery; and

     (3) You send, and the Subscription Agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three over-the-counter trading days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number
          (303) 986-2444. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the Subscription Agent at the address set forth under the heading "Subscription Agent."

SIGNATURE GUARANTEE

     Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If a signature guarantee is required, signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges, and savings associations.

SHARES HELD FOR OTHERS

     If you are a broker, a trustee, or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee, or a depository for securities, you should contact the holder and ask the holder to effect transactions in accordance with your instructions.

AMBIGUITIES IN EXERCISE OF SUBSCRIPTION RIGHTS

     If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wish to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the Subscription Agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

     (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wish to purchase through your basic subscription privilege;

     (2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

     (3) to subscribe for additional shares of common stock pursuant to the over-subscription privilege, but subject to any applicable proration.

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

REGULATORY LIMITATION

     We will not be required to issue you shares of common stock pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

STATE AND FOREIGN SECURITIES LAWS

     We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any such state or other jurisdiction. We may delay the commencement of this rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. We do not anticipate that there will be any changes in the terms of this rights offering. In our sole discretion, we may decline to make modifications to the terms of this rights offering requested by certain states or other jurisdictions, in which case stockholders that live in those states or jurisdictions will not be eligible to participate in this rights offering.

OUR DECISION WILL BE BINDING ON YOU

     We will determine all questions concerning the timeliness, validity, form, and eligibility of any exercise of subscription rights, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give such notification.

NO REVOCATION

     After you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

     There are 10,029,351 shares of common stock outstanding as of July 21, 2000. Assuming we issue all of the shares of common stock offered in the rights offering, approximately 14,041,091 shares of common stock will be issued and outstanding. This would represent a ____% increase in the number of outstanding shares of common stock. IF YOU DO NOT EXERCISE YOUR BASIC SUBSCRIPTION RIGHTS IN FULL, YOUR PERCENTAGE OWNERSHIP OF OUR COMMON STOCK WILL DECREASE IF OTHER STOCKHOLDERS PURCHASE SHARES IN THE RIGHTS OFFERING.

FEES AND EXPENSES OF EXERCISES

     We will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with your exercise of the subscription rights. Neither we nor the Subscription Agent will pay such expenses.

SUBSCRIPTION AGENT

     We have appointed our transfer agent, Computershare Trust Company, Inc. (formerly American Securities Transfer and Trust, Inc.), as Subscription Agent for this rights offering. You may exercise your rights by forwarding the attached subscription documents, with payment in full of the aggregate subscription price, to the Subscription Agent prior to 5:00 p.m. Mountain Daylight Savings Time at either of the following addresses:

     By mail:                           Computershare Trust Company, Inc.
                                        P.O. Box 1596
                                        Denver, Colorado 80201-1596

     By hand or overnight courier:      Computershare Trust Company, Inc.
                                        12039 West Alameda Parkway
                                        Suite Z-2
                                        Lakewood, Colorado 80228

     The Subscription Agent's telephone number is (303) 986-5400 and its facsimile number is (303) 986-2444. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the Subscription Agent. We will pay the fees and certain expenses of the Subscription Agent, which we estimate will total $_____. We also have agreed to indemnify the Subscription Agent from any liability that it may incur in connection with the rights offering.

                                    IMPORTANT

PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO ______________, 2000. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following summarizes the material federal income tax considerations of this rights offering to you and our company. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of this rights offering, and, in particular, may not address federal income tax consequences applicable to stockholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of this rights offering under applicable state, local, or foreign tax laws. This discussion assumes that you hold your shares of common stock and the subscription rights and shares issued to you during this rights offering as capital assets.

     Receipt and exercise of the subscription rights distributed pursuant to this rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your common stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

     WE HAVE INCLUDED THIS DISCUSSION FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THIS RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES.

TAXATION OF STOCKHOLDERS

     RECEIPT OF A SUBSCRIPTION RIGHT. You will not recognize any gain or other income upon receipt of a subscription right.

     TAX BASIS AND HOLDING PERIOD OF SUBSCRIPTION RIGHTS. Your tax basis in each
subscription   right  will  effectively  depend  on  whether  you  exercise  the subscription right or allow the subscription right to expire.

     If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15 percent of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for the taxable year in which you receive the subscription rights, to allocate tax basis to your subscription rights.

     If you allow a subscription right to expire, it will be treated as having no tax basis.

     Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

     EXPIRATION OF SUBSCRIPTION RIGHTS. You will not recognize any loss upon the expiration of a subscription right.

     EXERCISE OF SUBSCRIPTION RIGHTS. You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

TAXATION OF OUR COMPANY

     We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

                              IF YOU HAVE QUESTIONS

     If you have questions or need assistance concerning the procedure for exercising subscription rights or if you would like additional copies of this prospectus, the instructions, or the Notice of Guaranteed Delivery, you should contact Duane Wilkes, our Secretary, at:

               Main Street and Main Incorporated
               5050 North 40th Street
               Suite 200
               Phoenix, Arizona 85018
               Telephone:  (602) 852-9000
               E-mail: investor@mstreetinc.com

                            DESCRIPTION OF SECURITIES

     Our authorized capital consists of 25,000,000 shares of common stock, $0.001 par value, and 2,000,000 shares of preferred stock, $.001 par value. As of July 21, 2000, a total of 10,029,351 shares of common stock were issued and outstanding. There are no shares of preferred stock outstanding. An additional 3,069,800 shares of common stock may be issued upon exercise of options outstanding or available for issuance under our stock option plans and an additional 233,916 shares of common stock may be issued upon exercise of certain outstanding warrants.

COMMON STOCK

     Holders of shares of common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of the stockholders. Subject to the preferences of any outstanding preferred stock, holders of common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available. If our company is liquidated or dissolved, the holders of common stock will be entitled to share ratably in all assets remaining after we have paid our creditors in full and paid the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock do not have preemptive rights to subscribe for additional shares that we may issue. All of the outstanding shares of common stock, including the shares of common stock to be sold in this offering, are fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors may issue shares of preferred stock from time to time in one or more series for such consideration and with such relative rights and preferences as the board of directors may determine. Accordingly, the board of directors has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences, and conversion rights for any series of preferred stock issued in the future. We have no present plans, arrangements, or understandings for the issuance or sale of any other shares of preferred stock. Any preferred stock that may be issued in the future could be given voting and conversion rights that could dilute the voting power and equity of holders of common stock.

WARRANTS

     We have outstanding warrants to purchase 233,916 shares of common stock at an exercise price of $8.98 per share. We issued these warrants to several lenders in connection with term loans. The warrants expire in March 2004. We may redeem the warrants under certain circumstances.

REPORTS TO STOCKHOLDERS

     We furnish annual reports to our stockholders containing consolidated financial statements of our company audited by independent public accountants. We also distribute quarterly reports containing unaudited financial information.

SHARES ELIGIBLE FOR FUTURE SALE

     As of July 21, 2000, we had 10,029,351 shares of common stock outstanding, of which 8,044,074 shares are freely tradeable in the public market without restriction under the securities laws unless held by one of our "affiliates," as that term is defined in Rule 144 under the securities laws. Affiliates will be subject to certain of the resale limitations of Rule 144. The 1,985,277 remaining shares of common stock currently outstanding are "restricted securities," as that term is defined in Rule 144, and may be sold only in compliance with Rule 144, pursuant to registration under the securities laws, or pursuant to an exemption from registration. We have registered for resale an aggregate of 5,252,750 shares of common stock covered by an effective registration statement, which includes 1,482,500 shares issuable upon exercise of outstanding options. These shares include "restricted securities" as well as otherwise freely tradeable shares that are held by some of our affiliates.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of our company, is entitled to sell, within any three-month period, a number of restricted shares beneficially owned by such person for at least one year in an amount that does not exceed the greater of (a) one percent of the then-outstanding shares of common stock (approximately 100,294 shares as of July 21, 2000) or (b) the average weekly trading volume of the common stock during the four calendar weeks immediately preceding the date on which a notice of the sale is filed with the SEC. Sales under Rule 144 also are subject to certain other requirements relating to the manner of sale and the availability of current public information about our company. However, a person who is not deemed to have been an affiliate at any time within the three months immediately prior to the date of sale and who has beneficially owned his or her shares for at least two years is entitled to sell those shares without regard to the volume, manner of sale, or notice requirements. Sales of substantial amounts of common stock by our stockholders under Rule 144 or otherwise, or even the potential for such sales, may have a depressive effect on the market price of the common stock.

     As of July 21, 2000, options to purchase a total of 2,850,334 shares of common stock were outstanding under our stock option plans and various stock option agreements with employees. We have filed registration statements under the securities laws to register for offer and sale the shares of common stock reserved for issuance pursuant to the exercise of stock options granted under our stock option plans and option agreements. Shares issued upon the exercise of such stock options generally will be eligible for sale in the public market.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Computershare Trust Company, Inc. (formerly American Securities Transfer and Trust, Inc.), Denver, Colorado.

                         DETERMINATION OF OFFERING PRICE

     Our Board of Directors decided to set a $___ per share subscription price after considering a variety of factors described elsewhere in this prospectus. The $___ per share price should not be considered an indication of the actual value of our company or of our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $___ per share. We have neither sought, nor obtained, any valuation opinion from outside financial advisors or investment bankers.

                              PLAN OF DISTRIBUTION

     On or about ______________, 2000, we will distribute the subscription rights, subscription certificates, and copies of this prospectus to persons that owned shares of common stock on July 31, 2000. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it with payment for the shares, to the Subscription Agent, Computershare Trust Company, Inc. (formerly American Securities Transfer and Trust, Inc.), at the address on page __. If you have any questions, you should contact Duane Wilkes, our Secretary, at the telephone number and address on page __.

     We have agreed to pay the Subscription Agent a fee of $______ plus certain expenses. We estimate that our total expenses in connection with the rights offering will be approximately $_________.

                                 LEGAL OPINIONS

     Greenberg Traurig, LLP, Phoenix, Arizona will pass upon for us the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

     The consolidated financial statements as of and for the year ended December 27, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of that firm as experts in giving the reports.

                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements, and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W.,
Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy, and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at http://www.sec.gov.

     We have filed a registration statement on Form S-3 with the SEC with respect to this rights offering. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to our company and the securities offered in this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

     The SEC allows us to "incorporate by reference" certain documents into the registration statement and this prospectus, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. Accordingly, you should refer to those documents to obtain all the information you should consider before exercising rights to purchase our common stock. We hereby incorporate the following documents by reference into this prospectus:

     (1) our Annual Report on Form 10-K for the year ended December 27, 1999, which we filed with the SEC on March 28, 2000;

     (2) our Quarterly Report on Form 10-Q for the quarter ended March 27, 2000, which we filed on May 15, 2000;

     (3) our Form 8-K dated July 21, 2000, which we filed with the SEC on July 24, 2000; and

     (4) the description of our common stock contained in the registration statement on Form 8-A, which we filed with the SEC on June 29, 1990.

     All reports and other documents that we file pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus shall be deemed to be incorporated by reference into and to be a part of this prospectus from the date on which we file them. To the extent that any statement in this prospectus or in any subsequently filed document that is incorporated by reference modifies or supersedes any statement contained in a previously filed document that is incorporated by reference, the more recent statement will modify or supersede the earlier statement. Any modified or superseded statement, to the extent that it is modified or superseded, is not part of this prospectus.

     You may contact us to obtain free copies of any or all of the documents referred to above that have been incorporated by reference to this prospectus. We will provide exhibits to such documents free of charge only if they are specifically incorporated by reference into this prospectus.

     You may contact us at:             Main Street and Main Incorporated
                                        Attn:  Secretary
                                        5050 North 40th Street, Suite 200
                                        Phoenix, Arizona 85018
                                        (602) 852-9000
                                        e-mail: investor@mstreetinc.com

                                4,011,740 SHARES




                        MAIN STREET AND MAIN INCORPORATED




                                  COMMON STOCK




                                   ----------

                               P R O S P E C T U S

                                   ----------




                                __________, 2000


                                   ----------

    YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN
        THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE
   SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO
        SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON
  STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                                   ----------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses payable by the Registrant in connection with the offering described in the Registration Statement. All of the amounts shown are estimates except for the registration fee:

                                                               Amount to be Paid
                                                               -----------------
     Registration Fee..........................................   $ 3,078.06
     Nasdaq Listing Fee........................................
     Subscription Agent Fees and Expenses......................
     Blue Sky Fees and Expenses................................
     Legal Fees and Expenses...................................
     Accountants' Fees and Expenses............................
     Printing and Engraving Expenses...........................
     Miscellaneous Fees........................................
                                                                  ----------
     Total.....................................................   $
                                                                  ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation and Bylaws of the Registrant provide that the Registrant will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director, officer or agent of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant (an "Indemnitee").

     Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer or agent of the Registrant, or serves or served any other enterprise or organization at the request of the Registrant, the Registrant shall indemnify him or her against expenses (including attorney's fees) actually and reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorneys' fees, and (ii) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

     Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of the suit, action or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant. The Registrant also may advance expenses incurred by other employees and agents of the Registrant upon such terms and conditions, if any, that the Board of Directors of the Registrant deems appropriate.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                              EXHIBIT
------                              -------
2.1 Asset Purchase Agreement dated July 10, 2000, among Main Street and Main Incorporated, FWC, Inc., Chapter Two, Inc., and Debbie Bloy(1)
5.1            Opinion of Greenberg Traurig, LLP
10.35 Credit Agreement dated April 2, 1999, between Main Street and Main Incorporated and Imperial Bank(1)
10.35A First Amendment to Credit Agreement dated August 2, 1999, between Main Street and Main Incorporated and Imperial Bank (1)
10.35B Second Amendment to Credit Agreement dated July 13, 2000, between Main Street and Main Incorporated and Imperial Bank(1)
10.36 Revolving Promissory Note dated July 13, 2000, in the principal amount of $5,000,000 from Main Street and Main Incorporated, as Borrower, to Imperial Bank, as Lender(1)
10.37          Term Promissory Note dated July 13, 2000, in the principal amount
               of  $5,000,000  from  Main  Street  and  Main  Incorporated,   as
               Borrower, to Imperial Bank, as Lender(1)
10.38 Unconditional Guarantee of Payment of Term Promissory Note executed by John F. Antioco, as Guarantor, in favor of Imperial Bank, as Lender(1)
10.39 Unconditional Guarantee of Payment of Term Promissory Note executed by Bart A. Brown, Jr., as Guarantor, in favor of Imperial Bank, as Lender(1)
23.1           Consent of Arthur Andersen LLP, independent public accountants
23.2           Consent of Arthur Andersen LLP, independent public accountants
23.3           Consent of Greenberg Traurig, LLP, is included in Exhibit 5.1
24.1           Power of Attorney is included on the signature page
27.1           Financial Data Schedule for the year ended December 27, 1999(2)
27.2           Financial Data Schedule for the quarter ended March 27, 2000(3)
99.1           Form of Subscription Certificate*
99.2           Instructions  on  Use  of  Main  Street  and  Main   Incorporated
               Subscription Certificates*
99.3           Notice of Guaranteed Delivery*
99.4           Form of Letter to Stockholders*
99.5           Form of Letter to Brokers*

----------
*    To be filed by amendment.
(1) Incorporated by reference to the Registrant's Form 8-K dated July 21, 2000, as filed with the Securities and Exchange Commission on July 24, 2000.
(2) Incorporated by reference to the Registrant's Form 10-K for the year ended December 27, 1999, as filed with the Securities and Exchange Commission on March 28, 2000.
(6) Incorporated by reference to the Registrant's Form 10-Q for the quarter ended March 27, 2000, as filed with the Securities and Exchange Commission on May 15, 2000.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, Arizona, on the 21st day of July, 2000.

                                       MAIN STREET AND MAIN INCORPORATED


                                       By: /s/ Bart A. Brown, Jr.
                                           ------------------------------------
                                           Bart A. Brown, Jr.
                                           President and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints, jointly and severally, Bart A. Brown, Jr. and Duane E. Wilkes, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                   Capacity                               Date
---------                   --------                               ----

/s/ John F. Antioco         Chairman of the Board                  July 21, 2000
------------------------
    John F. Antioco

/s/ Bart A. Brown, Jr.      President, Chief Executive Officer,
------------------------    and Director (Principal Executive      July 21, 2000
    Bart A. Brown, Jr.      Officer)


/s/ William G. Shrader      Executive Vice President, Chief
------------------------    Operating Officer, and Director        July 21, 2000
    William G. Shrader


/s/ Duane E. Wilkes         Corporate Controller and Secretary
------------------------    (Principal Financial and Accounting    July 21, 2000
    Duane E. Wilkes         Officer)


/s/ Jane Evans              Director                               July 21, 2000
------------------------
    Jane Evans


/s/ John C. Metz            Director                               July 21, 2000
------------------------
    John C. Metz